Exhibit 1.1

UNDERWRITING AND AGENCY AGREEMENT

January 19, 2007

Adherex Technologies Inc.

4620 Creekstone Drive, Suite 200

Durham, NC 27703

Attention: William P. Peters, Chief Executive Officer & Chairman

Dear Sirs:

The undersigned, Versant Partners Inc. ( the “Underwriter”) understands that Adherex Technologies Inc. (the “Corporation”) proposes to, subject to the terms and conditions stated herein, issue and sell to the Underwriter 30,304,000 units (the “Underwritten Units”) for sale to the public. Each unit (a “Unit”) will consist of one common share of the Corporation and one-half of a common share purchase warrant of the Corporation (the “Warrants”). Each full Warrant will entitle the holder thereof to purchase one additional common share of the Corporation for a purchase price of US$0.40 for a period of three years from closing of the offering of the Underwritten Units. On the basis of the representations, warranties, covenants and agreements contained herein, but subject to the terms and conditions herein set forth, the Corporation agrees to issue and sell to the Underwriter and the Underwriter hereby agrees to purchase from the Corporation the Underwritten Units at a purchase price of US$0.33 per Underwritten Unit for gross proceeds of US$10,000,320.00.

To the extent that substituted purchasers purchase any Underwritten Units at the Initial Closing Date (as hereinafter defined), the obligations of the Underwriter to do so will be reduced by the number of Underwritten Units purchased from the Corporation by such substituted purchasers. Any reference in this Agreement to “the purchasers” shall be taken to be a reference to the Underwriter, as the initial committed purchasers, and to the substituted purchasers, if any.

The Underwriter also agrees to solicit offers to purchase on a best efforts agency basis, up to an additional 45,455,000 Units (the “Agency Units” which, together with the Underwritten Units, are hereinafter defined as the “Units”) at the purchase price of US$0.33 per Agency Unit for additional gross proceeds of up to US $15,000,150.00. The Underwriter, by notice in writing to the Corporation delivered by the Underwriter (the “Underwriter’s Notice”), at any time and from time to time at least until 24 hours prior to the anticipated closing of such purchase will indicate to the Company the number of Agency Units to be purchased and the anticipated date of closing of such purchase which shall be no earlier than the Initial Closing Date and shall be prior to April 30, 2007.

As compensation to the Underwriter for its commitments hereunder and in consideration of the services rendered and to be rendered by the Underwriter in connection therewith, including but not limited to, acting as financial advisor to the Corporation, assisting in the preparation of the Preliminary Prospectus and the Prospectus and related documentation and fulfilling its obligations as Underwriter in connection with the distribution of the Units, the Corporation shall pay to the Underwriter an amount of per Unit representing 6 % of the gross proceeds of the Units sold at each applicable Closing Date.

In addition, the Corporation will issue to the Underwriter at each applicable Closing Date, non-transferable warrants (the “Underwriter’s Warrants”) to purchase that number of Units equal in number to 6 % of the total number of Units sold at such Closing Date. Each Underwriter’s Warrant shall entitle the Underwriter to purchase, at any time within two years from the Initial Closing Date, one Unit,

Adherex Technologies Inc Underwriting and Agency Agreement	Execution Copy

identical to the Units being sold hereunder, at the price per Unit of this offering. The Warrants comprising part of the Units underlying the Underwriter’s Warrant shall have a term of three years commencing on the Initial Closing Date.

The parties acknowledge further that the Units have not been and will not be registered under the U.S. Securities Act (as hereinafter defined) and may not be offered or sold in the United States (as hereinafter defined) except pursuant to exemptions from the registration requirements of the U.S. Securities Act and the applicable laws of any state of the United States. Accordingly, the Corporation and the Underwriter agree that any offers or sales in the United States shall be conducted only in the manner specified in Schedule “A” hereof. All actions to be undertaken by the Underwriter in the United States in connection with the matters contemplated herein shall comply with Regulations D and S under the U.S. Securities Act and be undertaken through one or more of the Underwriter’s duly registered broker-dealer affiliates in the United States.

The Underwriter shall be entitled to appoint a soliciting dealer group consisting of other registered dealers acceptable to the Corporation for the purposes of arranging for purchasers of the Units.

The following are the schedules attached to this Agreement, which schedules are deemed to be a part hereof and are hereby incorporated by reference herein:

Schedule “A” – United States Offers and Sales

Schedule “B” – List of Options, Warrants and Convertible Securities

DEFINITIONS

In this Agreement, in addition to the terms defined above or elsewhere in this Agreement, the following terms shall have the following meanings:

“Agreement” means the agreement resulting from the acceptance by the Corporation of the offer made hereby;

“AMEX” means the American Stock Exchange;

“Business Day” means a day which is not a Saturday, Sunday or statutory or civic holiday in the City of Ottawa, Canada;

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the Qualifying Jurisdictions;

“Claim” shall have the meaning ascribed thereto in subparagraph 15(b);

“Closing” means the completion of the issue and sale by the Corporation of Units pursuant to this Agreement;

“Closing Date” means the Initial Closing Date or any Subsequent Closing Date as the case may be;

“Closing Time” means 8:00 a.m. (Ottawa time) on the applicable Closing Date or such other time on the Closing Date as the Corporation and the Underwriter may agree;

“Common Shares” means the common shares of the Corporation which the Corporation is authorized to issue as constituted on the date hereof;

“Corporation’s Auditors” means such firm of chartered accountants as the Corporation may have appointed or may from time to time appoint as auditors of the Corporation;

“Documents Incorporated by Reference” means all financial statements, management information circulars, annual information forms, material change reports or other documents issued or filed by the Corporation, whether before or after the date of this Agreement, that are required to be incorporated by reference into the Prospectus;

“Eligible Issuer” means an issuer which meets the criteria and has complied with the requirements of NI 44-101 so as to allow it to offer its securities using a short form prospectus;

“FDA” means the United States Food and Drug Administration;

“Final Prospectus” means the (final) short form prospectus including all of the Documents Incorporated By Reference, to be prepared by the Corporation and relating to the distribution of the Underwritten Units and for which an Mutual Reliance Review System decision document has been issued by the Ontario Securities Commission on its own behalf and on behalf of each of the other Canadian Securities Regulators;

“Financial Statements” means the financial statements of the Corporation included in the Documents Incorporated by Reference, including the notes to such statements and the related auditors’ report on such statements, if any;

“Indemnified Party” has the meaning ascribed thereto in subparagraph 15(b);

“Initial Closing Date” means February 20, 2007 or such other date as the Corporation and the Underwriter may agree in writing, but not later than March 6, 2007;

“Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its parent (if applicable) or subsidiaries taken as a whole, whether or not arising in the ordinary course of business of such entity;

“Material Agreement” has the meaning ascribed thereto in clause 7(a)(xxi)(B)(3) of this Agreement;

“MI 11-101” means Multilateral Instrument 11-101 – Principal Regulator System adopted by certain members of the Canadian Securities Regulators and its related memorandum of understanding;

“misrepresentation”, “material fact”, “material change”, “affiliate”, “associate”, and “distribution” shall have the respective meanings ascribed thereto in the Securities Act (Ontario);

“Mutual Reliance Procedures” means the mutual reliance review system procedures provided for under NP 43-201 and MI 11-101;

“NI 44-101” means National Instrument 44-101 – Short Form Prospectus Distributions;

“NP 43-201” means National Policy 43-201 – Mutual Reliance Review System for Prospectuses and Annual Information Forms adopted by the Canadian Securities Regulators and its related memorandum of understanding;

“Offering” means the issuance and sale of the Units pursuant to this Agreement;

“Offering Documents” has the meaning ascribed thereto in subparagraph 5(a)(iii);

“Person” shall be broadly interpreted and shall include any individual, corporation, partnership, limited liability company, joint venture, association, trust or other legal entity;

“Preliminary Prospectus” means the short form preliminary prospectus to be dated on or about the date hereof prepared by the Corporation relating to the distribution of the Units, including all of the Documents Incorporated By Reference;

“Prospectus” means, collectively, the Preliminary Prospectus and the Final Prospectus;

“Qualifying Jurisdictions” means, collectively, British Columbia, Alberta, Manitoba and Ontario;

“Securities Laws” means, unless the context otherwise requires, all applicable securities laws in each of the Qualifying Jurisdictions and the United States and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, orders, blanket rulings and other regulatory instruments of the securities regulatory authorities in such jurisdictions;

“Securities Regulators” means, collectively, the TSX, AMEX, and the securities commissions or other securities regulatory authorities in the Qualifying Jurisdictions and the United States, as the case may be;

“Selling Firm” has the meaning ascribed thereto in paragraph 3(a);

“Standard Listing Conditions” has the meaning ascribed thereto in subparagraph 4(a)(v);

“Subsequent Closing” has the meaning given to it in subparagraph 8(b);

“Subsequent Closing Date” means such date or dates after the Initial Closing Date as may be agreed upon between the Corporation and the Underwriter for any Subsequent Closing but in any event shall be not later than April 30, 2007;

“subsidiary” shall have the meaning ascribed thereto in the Business Corporations Act (Alberta);

“Subsidiaries” means Oxiquant, Inc and Adherex, Inc., both Delaware corporations and Cadherin Biomedical Inc., a Canadian corporation;

“Supplementary Material” means, collectively, any amendment to the Final Prospectus, any amendment or supplemental prospectus or ancillary materials that may be filed by or on behalf of the Corporation under the Securities Laws in the Qualifying Jurisdictions relating to the distribution of the Units thereunder;

“Transfer Agent” means the registrar and transfer agent of the Corporation, namely, Computershare Investor Services Inc.;

“TSX” means the Toronto Stock Exchange;

“Underwriter’s Personnel” shall have the meaning ascribed thereto in subparagraph 15(a);

“United States” means the United States of America as defined in Regulation S under the U.S. Securities Act;

“U.S. Affiliate” means a duly registered U.S. broker-dealer affiliate of the Underwriter;

“U.S. Memorandum” has the meaning ascribed thereto in paragraph 4(a)(iv); and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

TERMS AND CONDITIONS

1. Compliance With Securities Laws. The Corporation covenants and agrees with the Underwriter that the Corporation will as soon as possible and in any event no later than 11:00 p.m. (Toronto time) on January 19, 2007 prepare and file the Preliminary Prospectus and obtain pursuant to the Mutual Reliance Procedures an MRRS decision document evidencing the issuance by the Canadian Securities Regulators of receipts for the Preliminary Prospectus and other related documents in respect of the proposed distribution of the Units. The Corporation will as soon as possible and in any event no later than 5:00 p.m. (Toronto time), January 29, 2007 or such other date as the Corporation and the Underwriters may agree, file the Final Prospectus and obtain pursuant to the Mutual Reliance Procedures an MRRS decision document evidencing the issuance by the Canadian Securities Regulators of receipts for the Final Prospectus in accordance with NP 43-201 and other related documents in respect of the proposed distribution of the Units.

2. Due Diligence. Prior to the filing of the Preliminary Prospectus and the Final Prospectus, the Corporation shall have permitted the Underwriter to review each of the Preliminary Prospectus and the Final Prospectus and shall allow the Underwriter to conduct any due diligence investigations it reasonably requires in order to fulfill its obligations as an underwriter under the Securities Laws of the Qualifying Jurisdictions and in order to enable it to responsibly execute the certificate in the Preliminary Prospectus and the Final Prospectus required to be executed by it.

3.	Distribution and Certain Obligations of the Underwriter.

(a)	The Underwriter shall, and shall require any investment dealer or broker (other than the Underwriter) with which the Underwriter has a contractual relationship in respect of the distribution of the Units (each, a “Selling Firm”) to agree to, comply with the Securities Laws in connection with the distribution of the Units and shall offer the Units for sale to the public directly and through Selling Firms upon the terms and conditions set out in the Final Prospectus and this Agreement. The Underwriter shall, and shall require any Selling Firm to, offer for sale to the public and sell the Units only in those jurisdictions where they may be lawfully offered for sale and sold. The Underwriter shall: (i) use all reasonable efforts to complete and cause each Selling Firm to complete the distribution of the Units as soon as reasonably practicable; and (ii) promptly notify the Corporation when, in their opinion, the Underwriter and the Selling Firms have ceased distribution of the Units and provide a breakdown of the number of Units distributed in each of the Qualifying Jurisdictions where such breakdown is required for the purpose of calculating fees payable to the Securities Regulators.

(b)	The Underwriter shall, and shall require any Selling Firm to agree to, distribute the Units in a manner that complies with and observes all applicable laws and regulations in each jurisdiction into and from which they may offer to sell the Units or distribute the Prospectus or any Supplementary Material in connection with the distribution of the Units and will not, directly or indirectly, offer, sell or deliver any Units or deliver the Prospectus or any Supplementary Material to any person in any jurisdiction other than in the Qualifying Jurisdictions except in a manner that will not require the Corporation to comply with the registration, prospectus, filing, continuous disclosure or other similar requirements under the Securities Laws of such other jurisdictions or pay any additional governmental filing fees which relate to such other jurisdictions. Subject to the foregoing, the Underwriter and any Selling Firm shall be entitled to offer and sell the Units:

(i)	in the United States, solely pursuant to an applicable exemption or exemptions from the registration requirements of the U.S. Securities Act and applicable state Securities Laws. Any offer or sale of the Units in the United States will be made in accordance with Schedule “A” which forms part of this Agreement; and

(ii)	in such other jurisdictions in accordance with any applicable securities and other laws in such jurisdictions in which the Underwriter and/or Selling Firms offer the Units provided that the Corporation is not required to file a prospectus or other disclosure document or become subject to continuing obligations in such other jurisdictions, in each case in accordance with the provisions of this Agreement.

(c)	For the purposes of this paragraph 3, the Underwriter shall be entitled to assume that the Units are qualified for distribution in any Qualifying Jurisdiction where a receipt or similar document for the Final Prospectus shall have been obtained from the applicable Securities Regulators (including a decision document for the Final Prospectus issued under the Mutual Reliance Procedures) following the filing of the Final Prospectus unless otherwise notified in writing.

(d)	The Corporation and the Underwriter agree that Schedule “A” to this Agreement is incorporated by reference in and shall form part of this Agreement.

4. Deliveries on Filing and Related Matters.

(a)	The Corporation shall deliver to the Underwriter:

(i)	at the applicable Closing Time, a copy of the Preliminary Prospectus and the Final Prospectus in the English language signed and certified by the Corporation as required by the Securities Laws in the Qualifying Jurisdictions;

(ii)	at the applicable Closing Time, a copy of any Supplementary Material required to be filed by the Corporation in compliance with Securities Laws in the Qualifying Jurisdictions;

(iii)	concurrently with the filing of the Final Prospectus with the Canadian Securities Regulators, a “long form” comfort letter dated the date of the Final Prospectus, in form and substance satisfactory to the Underwriter, acting reasonably, addressed to the Underwriter and the directors of the Corporation from the Corporation’s Auditors with respect to financial and accounting information relating to the Corporation contained in the Final Prospectus, which letter shall be based on a review by the Corporation’s Auditors within a cut-off date of not more than two Business Days prior to the date of the letter, which letter shall be in addition to any auditors’ consent letter or comfort letter addressed to the Canadian Securities Regulators;

(iv)	as soon as practicable after the Preliminary Prospectus, the Final Prospectus and any Supplementary Material are prepared, the U.S. memorandum incorporating the Preliminary Prospectus, the Final Prospectus or any Supplementary Material, as the case may be, prepared for use in connection with the offering for sale of the Units in the United States (the “U.S. Memorandum”), and, forthwith after preparation, any amendment to the U.S. Memorandum; and

(v)	prior to the filing of the Final Prospectus with the Canadian Securities Regulators, copies of correspondence indicating that the application for the listing and posting for trading on the TSX and AMEX of the Common Shares issuable hereunder has been approved for listing subject only to satisfaction by the Corporation of customary post-closing conditions imposed by AMEX and the TSX (the “Standard Listing Conditions”).

(b)	The Corporation shall also prepare and deliver promptly to the Underwriter signed copies of all Supplementary Material.

(c)	Delivery of the Preliminary Prospectus, the Final Prospectus and any Supplementary Material by the Corporation shall constitute the representation and warranty of the Corporation to the Underwriter that, as at their respective dates of filing:

(i)	all information and statements (except information and statements relating solely to the Underwriter and provided by the Underwriter) contained in the Preliminary Prospectus or the Final Prospectus or any Supplementary Material, as the case may be, are true and correct, in all material respects, and contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Corporation and the Units;

(ii)	no material fact or information has been omitted therefrom (except facts or information relating solely to the Underwriter and provided by the Underwriter) which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they were made; and

(iii)

except with respect to any information relating solely to the Underwriter and provided by the Underwriter, such documents comply in all material respects with the requirements of the Securities Laws in the Qualifying Jurisdictions.

Such deliveries shall also constitute the Corporation’s consent to the Underwriter’s use of the Preliminary Prospectus, the Final Prospectus and any Supplementary Material in connection with the distribution of the Units in the Qualifying Jurisdictions in compliance with this Agreement and the Securities Laws unless otherwise advised in writing.

(d)	The Corporation shall:

(i)	cause commercial copies of the Preliminary Prospectus, the Final Prospectus and any Supplementary Material to be delivered to the Underwriter without charge, in such numbers and in such cities in the Qualifying Jurisdictions as the Underwriter may reasonably request by oral instructions to the Corporation’s financial printer of the Preliminary Prospectus and the Final Prospectus given forthwith after the Underwriter has been advised that the Corporation has complied with the Securities Laws in the Qualifying Jurisdictions. Such delivery shall be effected as soon as possible and, in any event, on or before a date which is two Business Day after compliance with Securities Laws in the Qualifying Jurisdictions with respect to the Preliminary Prospectus and the Final Prospectus, and on or before a date which is two Business Days after the Canadian Securities Regulators issue receipts or accept for filing, as the case may be, any Supplementary Material; and

(ii)	cause to be delivered to the Underwriter, as soon as practicable after preparation thereof, without charge, in such numbers and at such locations as the Underwriter may reasonably request, commercial copies of the U.S. Memorandum and any amendments thereto.

(e)	During the period commencing on the date hereof and until completion of the distribution of the Units, the Corporation will promptly provide to the Underwriter drafts of any press releases of the Corporation for review by the Underwriter and the Underwriter’s counsel prior to issuance.

5. Material Changes.

(a)	During the period prior to the Underwriter notifying the Corporation of the completion of the distribution of the Units, the Corporation shall promptly inform the Underwriter (and if requested by the Underwriter, confirm such notification in writing) of the full particulars of:

(i)	any material change (actual, anticipated, contemplated, threatened, financial or otherwise) in the assets, liabilities (contingent or otherwise), business, affairs, operations or capital of the Corporation and its Subsidiaries taken as a whole;

(ii)	any material fact which has arisen or has been discovered and would have been required to have been stated in the Preliminary Prospectus or the Final Prospectus had the fact arisen or been discovered on, or prior to, the date of such documents; and

(iii)	any change in any material fact contained in the Preliminary Prospectus, the Final Prospectus or any Supplementary Material (collectively, the “Offering

Documents”) or whether any event or state of facts has occurred after the date hereof, which, in any case, is, or may be, of such a nature as to render any of the Offering Documents untrue or misleading in any material respect or to result in any misrepresentation in any of the Offering Documents, or which would result in the Final Prospectus or any Supplementary Material not complying (to the extent that such compliance is required) with Securities Laws in the Qualifying Jurisdictions.

(b)	The Corporation will comply with Section 57 of the Securities Act (Ontario) and with the comparable provisions of the other Securities Laws, and the Corporation will prepare and file promptly any Supplementary Material which may be necessary and will otherwise comply with all legal requirements necessary to continue to qualify the Units for distribution in each of the Qualifying Jurisdictions.

(c)	In addition to the provisions of subparagraphs 5(a) and 5(b) hereof, the Corporation shall in good faith discuss with the Underwriter any change, event or fact contemplated in subparagraphs 5(a) and 5(b) that is of such a nature that there is or could be reasonable doubt as to whether notice should be given to the Underwriter under subparagraph 5(a) hereof and shall consult with the Underwriter with respect to the form and content of any amendment or other Supplementary Material proposed to be filed by the Corporation, it being understood and agreed that no such amendment or other Supplementary Material shall be filed with any Securities Regulator prior to the review thereof by the Underwriter and its counsel, acting promptly and reasonably.

(d)	If during the period of distribution of the Units there shall be any change in Securities Laws which, in the opinion of the Underwriter, acting reasonably, requires the filing of any Supplementary Material, upon written notice from the Underwriter, the Corporation shall, to the satisfaction of the Underwriter, acting reasonably, promptly prepare and file any such Supplementary Material with the appropriate Securities Regulators where such filing is required.

6. Covenants of the Corporation. The Corporation hereby covenants to the Underwriter that the Corporation:

(a)	will advise the Underwriter, promptly after receiving notice thereof, of the time when the Preliminary Prospectus, the Final Prospectus and any Supplementary Material has been filed and receipts therefor have been obtained pursuant to the Mutual Reliance Procedures and will provide evidence reasonably satisfactory to the Underwriter of each such filing and copies of such receipts;

(b)	will advise the Underwriter, promptly after receiving notice or obtaining knowledge thereof, of:

(i)	the issuance by any Securities Regulators of any order suspending or preventing the use of the Preliminary Prospectus, the Final Prospectus or any Supplementary Material;

(ii)	the institution, threatening or contemplation of any proceeding for any such purposes;

(iii)	any order, ruling, or determination having the effect of suspending the sale or ceasing the trading in any securities of the Corporation (including the Units) has been issued by any Securities Regulator or the institution, threatening or contemplation of any proceeding for any such purposes; or

(iv)	any requests made by any Securities Regulators for amending or supplementing the Preliminary Prospectus or the Final Prospectus or for additional information, and will use its commercially reasonable efforts to prevent the issuance of any order referred to in (i) above and, if any such order is issued, to obtain the withdrawal thereof as quickly as possible;

(c)	except to the extent the Corporation participates in a merger or business combination transaction which is in the best interest of the Corporation and following which the Corporation is not a “reporting issuer”, will use its reasonable best efforts to maintain its status as a “reporting issuer” (or the equivalent thereof) not in default of the requirements of the Securities Laws of each of the Qualifying Jurisdictions which have such a concept to the date which is two years following the Closing Date;

(d)	except to the extent the Corporation participates in a merger or business combination transaction which is in the best interest of the Corporation and following which the Corporation is not listed on either AMEX or the TSX, as the case may be, will use its reasonable best efforts to maintain the listing of the Common Shares on the TSX, AMEX or such other recognized stock exchange or quotation system as the Underwriter may approve, acting reasonably, to the date that is two years following the Closing Date so long as the Corporation meets the minimum listing requirements of the TSX, AMEX or such other exchange or quotation system; and

(e)	will use the net proceeds of the offering of Units contemplated herein in the manner and subject to the qualification described in the Prospectus under the heading “Use of Proceeds”.

7. (a) Representations and Warranties of the Corporation. The Corporation represents and warrants to the Underwriter that:

(i)	each of the Corporation and the Subsidiaries is a corporation duly incorporated, continued or amalgamated and validly existing under the laws of the jurisdiction in which it was incorporated, continued or amalgamated, as the case may be, has all requisite corporate power and authority and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and the Corporation has all requisite power and authority to enter into each of this Agreement and to carry out its obligations hereunder;

(ii)

the Corporation beneficially owns, directly or indirectly, all of the issued and outstanding shares in the capital of the Subsidiaries free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever, all of such shares have been duly authorized and validly issued and are outstanding as fully paid and non-assessable shares and, except as publicly disclosed, no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from the

Corporation of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of the Subsidiaries or any other security convertible into or exchangeable for any such shares; and other than the Subsidiaries, the Corporation does not beneficially own or exercise control or direction over, 10% or more of the outstanding voting shares of any company;

(iii)	[intentionally deleted];

(iv)	each of the Corporation and the Subsidiaries holds all requisite licences, registrations, qualifications, permits and consents necessary or appropriate for carrying on its business as currently carried on and all such licences, registrations, qualifications, permits and consents are valid and subsisting and in good standing in all material respects except where the failure to hold such licences, registrations, qualifications, permits and consents would not have a Material Adverse Effect on the Corporation;

(v)	all consents, approvals, permits, authorizations or filings as may be required under Securities Laws necessary for the execution and delivery of this Agreement and the issuance of the Units and the communication of the transaction contemplated hereby, have been made or obtained, as applicable, provided that the Corporation must file any applicable reports of trade along with the applicable filing fee and/or fee checklist, if any, including filings, pursuant to Regulation D under the U.S. Securities Act;

(vi)	as at January 19, 2007, the authorized capital of the Corporation consisted of an unlimited number of Common Shares of which 50,381,787 Common Shares were issued and outstanding as fully paid and non-assessable;

(vii)	the currently issued and outstanding Common Shares are listed and posted for trading on the TSX and AMEX and no order ceasing or suspending trading in any securities of the Corporation or prohibiting the trading of any of the Corporation’s issued securities has been issued and, to the knowledge of the Corporation, no proceedings for such purpose are pending or threatened;

(viii)	the definitive form of certificate representing the Common Shares is in proper form under the laws of Canada and complies with the requirements of AMEX and the TSX and does not conflict with the constating documents of the Corporation;

(ix)	the Financial Statements (i) have been prepared in accordance with generally accepted accounting principles in Canada consistently applied throughout the period referred to therein, (ii) present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise) of the Corporation on a consolidated basis as at such dates and results of operations of the Corporation and its subsidiaries for the periods then ended, and (iii) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of the Corporation as required under generally accepted accounting principles in Canada, and there has been no change in accounting policies or practices of the Corporation since the date reflected in the most recent Financial Statements;

(x)	since December 31, 2005, the Corporation has not declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or agreed to do so or otherwise effected any return of capital with respect to such shares;

(xi)	all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by the Corporation and the Subsidiaries have been paid except for where the failure to pay such taxes would not constitute an adverse material fact with respect to the Corporation and the Subsidiaries (taken as a whole) or have a Material Adverse Effect on the Corporation and the Subsidiaries (taken as a whole). All tax returns, declarations, remittances and filings required to be filed by the Corporation and the Subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading except where the failure to file such documents would not constitute an adverse material fact with respect to the Corporation and the Subsidiaries (taken as a whole) or have a Material Adverse Effect on the Corporation and the Subsidiaries (taken as a whole). To the best of the knowledge of the Corporation, no examination of any tax return of the Corporation and the Subsidiaries is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by the Corporation and the Subsidiaries, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact of the Corporation and the Subsidiaries (taken as a whole) or have a Material Adverse Effect on the Corporation and the Subsidiaries (taken as a whole);

(xii)	there has not been any reportable event (within the meaning of National Instrument 51-102 of the Canadian Securities Administrators) with the auditors of the Corporation;

(xiii)	the auditors of the Corporation which are the auditors who audited the Corporation’s most recent annual financial statement are independent public accountants as required under Securities Laws and are registered with the Canadian Public Accountability Board;

(xiv)

except as disclosed in writing to the Underwriter or as described in the Preliminary Prospectus, none of the Corporation or the Subsidiaries has approved, is contemplating, has entered into any agreement in respect of, or has any knowledge of: (A) the purchase of any property material to the Corporation or assets or any interest therein or the sale, transfer or other disposition of any property material to the Corporation or assets or any interest therein currently owned, directly or indirectly, by the Corporation or the Subsidiaries whether by asset sale, transfer of shares or otherwise; or (B) the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Corporation or the Subsidiaries or otherwise) of the Corporation or any Subsidiaries;

(xv)	as at the Closing Date, except as set forth in Schedule “B” to this Agreement or as publicly disclosed, other than the Underwriter, no holder of outstanding securities of the Corporation will be entitled to any pre-emptive or any similar rights to subscribe for any of the Common Shares or other securities of the Corporation and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares in the capital of the Corporation are outstanding;

(xvi)	no claim, litigation, legal or governmental proceeding is pending to which the Corporation or the Subsidiaries is a party or to which its property is subject that would have a Material Adverse Effect on the Corporation and to the Corporation’s knowledge no such claim, litigation or proceedings have been threatened against or are contemplated with respect to the Corporation or the Subsidiaries or their respective properties;

(xvii)	each of the Corporation and the Subsidiaries is in compliance in all material respects with each material license and permit held by it and them and are not in violation of, or in default in any material respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over it or over any part of its respective operations or assets, except in any case where the Corporation has received a valid and effective waiver of such violation or default, or where such violation or default would not have a Material Adverse Effect on the Corporation;

(xviii)	each of the Corporation and the Subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable laws and regulations of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would have a Material Adverse Effect on the Corporation;

(xix)	the Corporation and/or the Subsidiaries is the beneficial owner of the properties, business and assets or the interests in the properties, business or assets referred to as owned by it in the Prospectus, all agreements under which the Corporation or the Subsidiaries holds an interest in a property, business or asset are in good standing according to their terms except where the failure to be in such good standing does not and will not have a Material Adverse Effect on the Corporation;

(xx)

the Corporation is a reporting issuer under the Securities Laws in each of the Provinces of Canada where such a concept exists; the Corporation is not in default in any material respect of any requirement of such Securities Laws and the Corporation is not included in a list of defaulting reporting issuers maintained by the securities commissions of any province of Canada. In particular, without limiting the foregoing, the Corporation is in compliance at the date hereof with its obligations to make timely disclosure of all material changes relating to it and, since December 31, 2005 (other than in respect of material change reports previously filed on a confidential basis and thereafter made public), no such disclosure has been made on a confidential basis and there is no material change relating to the Corporation which has occurred and with respect to which the requisite material change statement has not been filed, except to the extent that the Offering and the conditional approval of the listing of the Units on AMEX or the TSX may constitute a material change;

(xxi)	the execution and delivery of this Agreement and the performance of the transactions contemplated hereunder, the Offering at the Closing Time and any compliance by the Corporation with the other provisions of this Agreement to be complied with by it does not and will not:

(A)	require the consent, approval, authorization, registration or qualification of or with any governmental authority, stock exchange, securities regulatory authority or other third party, except: (i) such as have been obtained or will have been obtained by the Closing Time; (ii) such as may be required under the applicable by-laws, policies, regulations and prescribed forms of AMEX or the TSX; and (iii) filings under Regulation D under the U.S. Securities Act;

(B)	result in a breach of or default under, nor create a state of facts which, after notice or lapse of time or both, would result in a breach of or default under, nor conflict with:

(1)	any of the terms, conditions or provisions of the constating documents or resolutions of the shareholders, directors or any committee of directors of the Corporation or the Subsidiaries or any material indenture, agreement or instrument to which the Corporation or the Subsidiaries is a party or by which it or they are contractually bound; provided that the Underwriter does not sell the Units in a manner that would contravene the terms of this Agreement; or

(2)	any statute, rule, regulation or law applicable to the Corporation, or the Subsidiaries including, without limitation, the Securities Laws of the Qualifying Jurisdictions, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Corporation or the Subsidiaries; or

(3)	any material mortgage, note, indenture, license, permit, contract, agreement (written or oral), instrument, lease or other document to which the Corporation or the Subsidiaries is a party or by which the Corporation or the Subsidiaries or a material portion of the assets of the Corporation or the Subsidiaries are bound (a “Material Agreement”), or any judgment, decree, order, statute, rule or regulation applicable to any of them, which default or breach might reasonably be expected to have a Material Adverse Effect on the Corporation;

(C)	give rise to any lien, charge or claim in or with respect to the properties or assets now owned or hereafter acquired by the Corporation or the Subsidiaries or the acceleration of or the maturity of any debt under any indenture, mortgage, lease, agreement or instrument binding or affecting any of them or any of their properties except to the extent that such lien, charge or claim would not have a Material Adverse Effect on the Corporation;

(xxii)	none of the Corporation nor its subsidiaries is in violation of its constating documents or in default in the performance or observance of any Material Agreement;

(xxiii)	upon the execution and delivery thereof, this Agreement shall constitute a valid and binding obligation of the Corporation and shall be enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(xxiv)	at the Closing Time, all necessary corporate action will have been taken by the Corporation to validly create and issue the Units and the Common Shares comprising such Units shall be issued as fully paid and non-assessable securities in the capital of the Corporation;

(xxv)	the Corporation shall use its commercially reasonable best efforts to ensure that the common shares issuable hereunder are or will be listed and posted for trading on AMEX and the TSX upon their issue and the Corporation shall on or before the Initial Closing Date provide to the Underwriter a copy of the conditional listing approval from the TSX for the same, subject only to the fulfillment of Standard Listing Conditions;

(xxvi)	all information which has been prepared by the Corporation relating to the Corporation and the Subsidiaries and their business, property and liabilities, either publicly disclosed or provided to the Underwriter, including the Prospectus and the Documents incorporated by Reference, is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading;

(xxvii)	the Corporation has, and to the best of the Corporation’s knowledge the directors and officers of the Corporation have, answered and will continue to answer every question or inquiry of the Underwriter and its counsel in connection with the Underwriter’s due diligence investigations truthfully;

(xxviii)	except as contemplated hereby (including any Selling Firms) there is no person acting or purporting to act at the request of the Corporation, who is entitled to any brokerage or agency fee in connection with the transactions contemplated herein;

(xxix)	the Corporation is not aware of any legislation, or proposed legislation (published by a legislative body), that it anticipates would have a Material Adverse Effect on the Corporation;

(xxx)	each of the Corporation and the Subsidiaries is in compliance with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where such non-compliance would not have a Material Adverse Effect on the Corporation;

(xxxi)	there has not been and there is not currently any labour disruption or conflict involving the Corporation which would have a Material Adverse Effect on the Corporation;

(xxxii)	other than as disclosed in the Prospectus, neither the Corporation nor the Subsidiaries has any loans or other indebtedness outstanding which has been made to any of its or their respective shareholders, officers, directors or employees, past or present, or any person not dealing at arm’s length with them, which in the aggregate exceed $50,000;

(xxxiii)	except as set out in the Prospectus, none of the directors, officers or employees of the Corporation or the Subsidiaries, any known holder of more than ten per cent of any class of shares of the Corporation, or any known associate or affiliate of any of the foregoing persons or companies (as such terms are defined in the Securities Act (Ontario)), has had any material interest, direct or indirect, in any material transaction within the previous two years or any proposed material transaction which would have a Material Adverse Effect on the Corporation;

(xxxiv)	the Transfer Agent, at its principal offices in the City of Toronto, Ontario, has been duly appointed as transfer agent and registrar in respect of the Common Shares;

(xxxv)

each of the Corporation and the Subsidiaries (i) are in compliance in all material respects with all applicable foreign, federal, provincial, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses (iii) are in compliance with all terms and conditions of any such permit, license or approval, (iv) to the best knowledge of the Corporation, there have been no past, and there are no pending or threatened claims, complaints, notices or requests for information received by the Corporation or the Subsidiaries with respect to any alleged material violation of any Environmental Law, and (v) no conditions exist at, on or under which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental

Law; except where such non-compliance, failure to receive a permit, licence or other approval, claim or condition would not, singly or in the aggregate, have or be expected to have a Material Adverse Effect on the Corporation;

(xxxvi)	subsequent to December 31, 2005, except as has been disclosed to the Underwriter or publicly disclosed prior to the date of this Agreement in the Prospectus or otherwise, there has not been any material change (financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation and the Subsidiaries taken as a whole;

(xxxvii)	the Corporation is, and will be at the Closing Time on the Closing Date, in material compliance with the by-laws, rules and regulations of AMEX and the TSX and no material change in the consolidated assets, liabilities or obligations (absolute, accrued, contingent or otherwise) business prospects, operations or financial condition relating to the Corporation has occurred and no event has occurred and no state of facts exist since December 31, 2005 with respect to which, under Securities Laws, the requisite material change report has not been filed or disclosed by way of a press release and no such disclosure has been made on a confidential basis;

(xxxviii)	each of the Corporation and its subsidiaries has good and valid title to all material intellectual property rights held, used, owned or licensed by the Corporation or relating to the operation of its business, and will have good and valid title to all material intellectual property purchased or otherwise acquired by agreement, including patents (including patent applications), copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights useful or necessary to carry on its business (the “Intellectual Property”), free and clear of any and all encumbrances, except for royalty obligations and security liens incurred or granted, as the case may be, in the ordinary course of business. Except as set forth in the development and license agreement effective as of July 14, 2005 between the Corporation and GlaxoSmithKline or as publicly disclosed, no royalty or other fee is required to be paid by the Corporation or its Subsidiaries to any other person in respect of the use of any of the Intellectual Property. To the knowledge of the Corporation, no employee or independent consultant of the Corporation or its Subsidiaries is in violation of any term of any non disclosure, proprietary rights or similar agreement between such employee and the Corporation or its Subsidiaries or between such employee and any former employer. To the knowledge of the Corporation, all trade secrets developed by and belonging to the Corporation and/or its Subsidiaries which has not been copyrighted or patented has been kept confidential;

(xxxix)	there are no material restrictions on the ability of the Corporation or its Subsidiaries or any third party to use, exploit or authorize others to use and exploit all rights in the Intellectual Property. None of the rights of the Corporation or its Subsidiaries in the Intellectual Property will be impaired or affected in any way by the transactions contemplated by this Agreement;

(xl)	except as would not reasonably be expected to have a Material Adverse Effect on the Corporation or as disclosed to the Underwriter, to the

Corporation’s knowledge: (i) there are no rights of third parties to any such Intellectual Property (ii) there is no pending or threatened action, suit, proceeding or claim by others against the Corporation or the Subsidiaries challenging the Corporation’s or the Subsidiaries’ rights in or to any such Intellectual Property, and the Corporation is unaware of any facts which, to the Corporation’s knowledge, would form a reasonable basis for any such claim; (iii) there is no pending or, to the Corporation’s knowledge, threatened action, suit, proceeding or claim by others against the Corporation or the Subsidiaries challenging the validity or scope of any such Intellectual Property, and the Corporation is unaware of any facts which, to its knowledge, would form a reasonable basis for any such claim; and (iv) there is no prior act of which the Corporation is aware that may render any patent held by the Corporation or the Subsidiaries invalid or any patent application held by the Corporation or the Subsidiaries unpatentable which has not been disclosed to the applicable patent-issuing authority;

(xli)	each of the Corporation and the Subsidiaries hold all of the permits, licenses and like authorizations necessary for it to carry on its business in each jurisdiction where such business is carried on that are material to the conduct of the business of the Corporation (as such business is currently conducted), including, but not limited to, permits, licenses and like authorizations from the FDA and any foreign regulatory authorities performing functions similar to those performed by the FDA; all such licenses, permits, franchises or other administrative or governmental authorizations which are so required are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or would reasonably be expected to affect or restrict the operation of the business of the Corporation and the Subsidiaries, as now carried on or proposed to be carried on, in a manner so as to have a Material Adverse Effect on the Corporation and the Subsidiaries (taken as a whole) and neither the Corporation nor any of the Subsidiaries is in breach thereof or in default with respect to filings to be effected or conditions to be fulfilled in order to maintain such permits, licenses or like authorizations in good standing;

(xlii)

to the best of the Corporation’s knowledge: (1) the clinical studies (including, without limitation, the human clinical trials) conducted by the Corporation or in which the Corporation has participated that are described in any document or information required to be filed by the Corporation pursuant to Securities Laws or the requirements of any regulatory body or authority, including the TSX and AMEX, or otherwise disseminated or made available to the public by any media, including by way of press release, electronic or print media (collectively, the “Public Disclosure Documents”) or the results of which are referred to in the Public Disclosure Documents, and any such clinical studies that were conducted by or on behalf of the Corporation were and, if still pending, are being conducted in all material respects: (i) in accordance with the protocols, procedures and controls for such clinical studies; and (ii) in accordance with all applicable laws, rules and regulations; and (2) to the extent publicly disclosed, the descriptions of the results of such clinical studies contained in the Public Disclosure Documents are in all material respects accurate, complete and fair, and the Corporation has no knowledge of any other clinical studies, the results of which call into question the results described or referred to in the Public Disclosure Documents, and the Corporation has not received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any studies or tests conducted by, or on behalf of, the Corporation or in which the Corporation has participated that are described in the Public Disclosure Documents or the results of which are referred to in the Public Disclosure Documents that would cause the Corporation to change the descriptions in the Public Disclosure Documents;

(xliii)	with respect to each premises of the Corporation or the Subsidiaries and which the Corporation or the Subsidiaries occupies as tenant (the “Leased Premises”), the Corporation and/or a Subsidiary has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Corporation and/or its Subsidiaries occupies the Leased Premises is in good standing and in full force and effect, except where the failure to be so would not have a Material Adverse Effect; and

(xliv)	the Corporation and the Subsidiaries have not made any loans to or guaranteed the obligations of any other person.

(b)	The Corporation further acknowledges that the Underwriter is relying upon the representations and warranties contained in this Section 7.

8. Closings

(a)	The purchase and sale of the Underwritten Units and of any Agency Units to be purchased on the Initial Closing Date shall be completed concurrently at the Closing Time on the Closing Date at the offices of LaBarge Weinstein Professional Corporation, Kanata, Ontario and Heenan Blaikie LLP, Toronto, Ontario, or at such other place as the Underwriter and the Corporation may agree. At or prior to the Closing Time, the Corporation shall duly and validly deliver to the Underwriter one or more certificate(s) in definitive form representing the Units purchased on such Closing Date registered in the name of “CDS & Co” or in such other name or names as the Underwriter may notify the Corporation in writing not less than 24 hours prior to Closing Time as directed by the Underwriter in writing, against payment by the Underwriter to the Corporation, at the direction of the Corporation, in lawful money of Canada by wire transfer or, if permitted by applicable law, by certified cheque or bank draft payable at par in the City of Ottawa, of an amount equal to the aggregate purchase price for the Units being issued and sold hereunder less the Commission relating to such Units and all of the estimated out-of-pocket expenses of the Underwriter payable by the Corporation to the Underwriter in accordance with paragraph 17 hereof.

(b)	In respect of any proposed sale from time to time of any Agency Units on a Subsequent Closing Date, the Underwriter shall advise the Corporation at least 24 hours prior to the Closing Time as to the number of Agency Units that the Underwriter has sold. Any such additional closing shall be referred to as a “Subsequent Closing” and shall be conducted in the same manner as the Initial Closing provided, however, that there shall be no minimum number of Units required to be sold at any Subsequent Closing.

9. Underwriter’s Obligation to Purchase. The obligation of the Underwriter to purchase the Underwritten Units and to place the Agency Units at the Closing Time on a Closing Date shall be subject to the following conditions (it being understood that the Underwriter may waive in whole or in part or extend the time for compliance with any of such terms and conditions without prejudice to its rights in respect of any other of the following terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding on the Underwriter any such waiver or extension must be in writing and signed by it):

(a)	the Underwriter shall have received an opinion, dated the Closing Date and subject to customary qualifications, of LaBarge Weinstein Professional Corporation or from local counsel in Qualifying Jurisdictions other than Ontario (it being understood that such counsel may rely to the extent appropriate in the circumstances, (i) as to matters of fact, on certificates of the Corporation executed on its behalf by a senior officer of the Corporation and on certificates of the Transfer Agent, as to the issued capital of the Corporation; and (ii) as to matters of fact not independently established, on certificates of the Corporation’s auditors or a public official) with respect to the following matters:

(i)	as to the incorporation and subsistence of the Corporation and Subsidiaries and as to the corporate power of the Corporation to carry out its obligations under this Agreement, and to issue the Units;

(ii)	as to the authorized and issued capital of the Corporation and the Subsidiaries;

(iii)	that the Corporation has taken all necessary corporate action to authorize the execution and delivery of this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms;

(iv)	that the execution and delivery of this Agreement and the performance by the Corporation of its obligations thereunder do not and will not conflict with, result in a breach of or create a state of facts which, whether with or without the giving of notice or lapse of time or both, will result in a breach or violation of any of the terms, conditions or provisions of the articles, by-laws or resolutions of the board of directors or the shareholders of the Corporation;

(v)	that the Common Shares to be issued at such Closing Time have been duly authorized and validly issued as fully paid and non-assessable securities in the capital of the Corporation;

(vi)	the attributes of the Common Shares and the Warrants comprising the Units to be issued at such Closing Time conform in all material respects with the description thereof contained in the Final Prospectus;

(vii)	all necessary corporate action has been taken by the Corporation to authorize the execution and delivery of the Preliminary Prospectus and the Final Prospectus and the filing of such documents pursuant to the Securities Laws in each of the Qualifying Jurisdictions;

(viii)	no consent, approval, authorization or order of or filing, registration or qualification with any court, governmental agency or body or regulatory authority having jurisdiction is required at this time for the execution and delivery by the Corporation of this Agreement and the performance of its obligations hereunder, except for such as have been made or obtained;

(ix)	all approvals, permits, consents, orders and authorizations have been obtained, all necessary documents have been filed and all other legal requirements have been fulfilled under Securities Laws in the Qualifying Jurisdictions to qualify the issuance or distribution and sale of the Units to the public in each of the Qualifying Jurisdictions and the distribution of the Underwriter’s Warrants to the Underwriter and to permit the issuance, sale and delivery of such Units to the public through dealers registered under the applicable laws of each of the Qualifying Jurisdictions who have complied with the relevant provisions of such laws and the terms of their registration;

(x)	the Units will, as of the date they are issued, be “qualified investments” under the Income Tax Act (Canada) and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans;

(xi)	the form of share certificate representing the Common Shares has been duly approved and adopted by the Corporation and complies in all material respects with the constating documents of the Corporation, the Canada Business Corporations Act and the requirements of the TSX;

(xii)	that the Common Shares have been conditionally approved for listing on the TSX subject only to the Standard Listing Conditions;

(xiii)	that the Transfer Agent has been duly appointed as the transfer agent and registrar for the Common Shares; and

(xiv)	as to such other matters as the Underwriter’s legal counsel may reasonably request prior to the Closing Time;

(b)	the Underwriter shall have received a legal opinion addressed to the Underwriter from Wyrick Robbins Yates & Ponton LLP, United States counsel for the Corporation, dated as of the Closing Date, in form and substance satisfactory to the Underwriter, acting reasonably, to the effect that the offer and sale of the Units are not required to be registered under the U.S. Securities Act;

(c)	the Underwriter shall have received an incumbency certificate dated the Closing Date including specimen signatures of the Chief Executive Officer, the Chief Financial Officer and any other officer of the Corporation signing this Agreement or any document delivered hereunder;

(d)	the Underwriter shall have received a certificate, dated the Closing Date, of the Chief Executive Officer and the Chief Financial Officer of the Corporation, addressed to the Underwriter and their counsel to the effect that, to the best of their knowledge, information and belief, after due enquiry and without personal liability:

(i)	the representations and warranties of the Corporation in this Agreement are true and correct in all material respects as if made at and as of the Closing Time and the Corporation has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied in all material respects at or prior to the Closing Time;

(ii)	no order, ruling or determination having the effect of suspending the sale or ceasing, suspending or restricting the trading of the Corporation’s securities in the Qualifying Jurisdictions has been issued or made by any stock exchange, securities commission or regulatory authority and is continuing in effect and no proceedings, investigations or enquiries for that purpose have been instituted or are pending;

(iii)	the articles and by-laws of the Corporation delivered at Closing are full, true and correct copies, unamended, and in effect on the date thereof;

(iv)	the minutes or other records of various proceedings and actions of the Corporation’s Board of Directors relating to the Offering and delivered at Closing are full, true and correct copies thereof and have not been modified or rescinded as of the date thereof;

(v)	since the date of the Final Prospectus, there has been no material adverse change in the business, affairs, operations, assets, liabilities or capital of the Corporation and the Subsidiaries taken as a whole; and

(vi)	none of the documents filed with applicable securities regulatory authorities since December 31, 2005 contained a misrepresentation as at the time the relevant document was filed that has not since been corrected;

and each such statement shall, in fact, be true and the Underwriter shall have no knowledge to the contrary.

(e)	the Underwriter shall have received a letter dated as of the Closing Date, in form and substance satisfactory to the Underwriter, addressed to the Underwriter and the directors of the Corporation from the Corporation’s auditors confirming the continued accuracy of the comfort letter to be delivered to the Underwriter pursuant to subparagraph 4(a)(iii) hereof with such changes as may be necessary to bring the information in such letter forward to a date not more than two Business Days prior to the Closing Date, which changes shall be acceptable to the Underwriter;

(f)	the Common Shares issued and issuable at the Closing Date shall have been approved for listing on AMEX and the TSX, subject only to the official notices of issuance and fulfilment of the Standard Listing Conditions;

(g)	the Underwriter and its counsel shall have been provided with information and documentation, reasonably requested relating to its due diligence inquiries and investigations and acting reasonably have not identified any material adverse charges or misrepresentations or any items that have a Material Adverse Effect on the Corporation’s affairs that exist as of the date hereof but which have not been widely disseminated to the public;

(h)	the Underwriter shall have received a certificate of status in respect of the Corporation and the Subsidiaries;

(i)	the Underwriter shall have received certificates, issued under the Securities Laws in the Qualifying Jurisdictions stating that the Corporation is not in default under such Securities Laws; and

(j)	the Underwriter shall have received a certificate from the Transfer Agent as to the number of Common Shares issued and outstanding as at a date no more than two Business Days prior to the Closing Date.

10. Restrictions on Further Issues or Sales.

(a)	During the period commencing the date hereof and ending on the day which is 90 days following the Initial Closing Date, the Corporation shall not, (and, for greater certainty, shall not publicly announce any intention to do any of the following) without the prior written consent of the Underwriter (such consent not to be unreasonably withheld or delayed): (i) issue any Common Shares or financial instruments convertible or exchangeable into Common Shares or other securities or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares or other securities, where any such swap or other arrangement may be settled by delivery of Common Shares or other securities, in cash or otherwise, other than: (i) the issue of the Units pursuant to this Agreement or the issue of Common Shares pursuant to the exercise of any Warrants or Underwriter’s Warrants; (ii) the grant or exercise of stock options or deferred stock units or restricted stock units pursuant to any stock option plan and deferred stock unit plan of the Corporation; (iii) the issue of Common Shares pursuant to the exercise of previously issued and outstanding warrants; or (iv) in connection with bona fide acquisitions by the Corporation or an affiliate.

(b)	In addition, the Corporation shall use reasonable best efforts to cause its executive officers and directors and associates as designated by the Underwriter to enter into agreements on terms and conditions satisfactory to the Underwriter, acting reasonably, in which they will covenant and agree that they will not, for a period of 90 days following the Initial Closing Date, directly or indirectly, offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, grant or sell any option to purchase, hypothecate, pledge, transfer, assign, purchase any option or contract to sell, lend, swap or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, securities of the Corporation held by them, directly or indirectly, without first obtaining the written consent of the Underwriter, which consent will not be unreasonably withheld or delayed, and will not be withheld upon the occurrence of a take-over bid or similar transaction involving a change of control of the Corporation.

11. All Terms to be Conditions. The Corporation agrees that the conditions contained in paragraph 9 or 10 will be complied with insofar as the same relate to acts to be performed or caused to be performed by the Corporation and that it will use its commercially reasonable efforts to cause all such conditions to be complied with. Any breach or failure to comply with any of the conditions set out in paragraph 9 or 10 shall entitle the Underwriter to terminate its obligation to purchase the Underwritten Units, by written notice to that effect given to the Corporation at or prior to the Closing Time. It is understood that the Underwriter may waive, in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to the rights of the Underwriter in respect of any such terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding on the Underwriter any such waiver or extension must be in writing.

12. Termination Events. The Underwriter may, by written notice given to the Corporation, terminate its obligations in respect of the Underwritten Units on or before the Initial Closing Date if:

(a)	there shall have occurred any adverse material change or there shall be discovered any previously undisclosed adverse fact in relation to the Corporation (whether pursuant to the Underwriter’s continuing due diligence investigation or otherwise); or

(b)	there shall have occurred any change in the Securities Laws of any Qualifying Jurisdiction or any inquiry, investigation or other proceeding is made or any order is issued under or pursuant to any statute of Canada or any province thereof, any statute of the United States or any state thereof, or any stock exchange in relation to the Corporation or any of its securities (except for any inquiry, investigation or other proceeding based upon activities of the Underwriter and not upon activities of the Corporation), which, in the sole opinion of the Underwriter acting reasonably, prevents or restricts trading in or the distribution of the Common Shares or materially adversely affects or would reasonably be expected to materially adversely affect the market price or value of the Common Shares or the ability of the Underwriter to profitably market the Units;

(c)	there shall have occurred any adverse change (actual, intended, anticipated or threatened) in or affecting the business, affairs, operations, prospects, assets, liabilities, capital or control of the Corporation on a consolidated basis, or Common Shares, or in the state of financial markets in Canada, such that, in the reasonable opinion of the Underwriter, all of the Underwritten Units could not be successfully marketed or which would be expected to have a significant adverse effect on the market price or value of the Units or the Common Shares;

(d)	there should develop, occur or come into effect or existence any event of any nature, including, without limitation, an action, state, condition or major financial occurrence, catastrophe, war or act of terrorism of national or international consequence or any law or regulation which, in the reasonable opinion of the Underwriter, seriously adversely affects or involves, or will seriously adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation and its subsidiaries, taken as a whole;

(e)	except as previously disclosed, there is an investigation (whether formal or informal) in relation to the Corporation or any of the officers or directors of the Corporation or any of its principal shareholders commenced by a securities regulatory authority which, in the sole opinion of the Underwriter acting reasonably, prevents or restricts trading in or the distribution of the Common Shares or materially adversely affects or would reasonably be expected to materially adversely affect the market price or value of the Common Shares;

(f)	a cease trading order is made by any securities commission or other competent authority in respect of the Corporation or its respective directors, officers and Underwriter;

(g)	the Corporation fails to obtain the conditional approval of AMEX or the TSX for the listing of the Underwritten Units; or

(h)	the Corporation is in breach of a material term, condition or covenant of this Agreement or any representation, or warranty given by the Corporation in this Agreement is or becomes false in any material respect.

The Underwriter may, by written notice to the Corporation, terminate its obligations in respect of the Agency Units at any time following the Initial Closing Date and before any Subsequent Closing Date if:

(a)	there shall have occurred any adverse material change or there shall be discovered any previously undisclosed adverse material fact in relation to the Corporation; or

(b)	there shall have occurred any change in the Securities Laws of any Qualifying Jurisdiction or any inquiry, investigation or other proceeding is made or any order is issued under or pursuant to any statute of Canada or any province thereof, any statute of the United States or any state thereof, or any stock exchange in relation to the Corporation or any of its securities (except for any inquiry, investigation or other proceeding based upon activities of the Underwriter and not upon activities of the Corporation), which, in the sole opinion of the Underwriter acting reasonably, prevents or restricts trading in or the distribution of the Common Shares or materially adversely affects or would reasonably be expected to materially adversely affect the market price or value of the Common Shares;

(c)	there shall have occurred any adverse change (actual, intended, anticipated or threatened) in or affecting the business, affairs, operations, prospects, assets, liabilities, capital or control of the Corporation on a consolidated basis, or Common Shares such that, in the reasonable opinion of the Agent, all of the Underwritten Units could not be successfully marketed or which would be expected to have a significant adverse effect on the market price or value of the Units or the Common Shares;

(d)	there should develop, occur or come into effect or existence any event of any nature, including, without limitation, an action, state, condition or major financial occurrence, catastrophe, war or act of terrorism of national or international consequence or any law or regulation which, in the reasonable opinion of the Underwriter, seriously adversely affects or involves, or will seriously adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation and its subsidiaries, taken as a whole;

(e)	except as previously disclosed, there is an investigation (whether formal or informal) in relation to the Corporation or any of the officers or directors of the Corporation or any of its principal shareholders commenced by a securities regulatory authority which, in the sole opinion of the Underwriter acting reasonably, prevents or restricts trading in or the distribution of the Common Shares or materially adversely affects or would reasonably be expected to materially adversely affect the market price or value of the Common Shares;

(f)	a cease trading order is made by any securities commission or other competent authority in respect of the Corporation or its respective directors, officers and Underwriter;

(g)	the Corporation fails to obtain the conditional approval of AMEX or the TSX for the listing of the Underwritten Units;

(h)	the Underwriter’s or the Underwriter’s counsel’s continued due diligence investigations under section 2 hereof uncovers information such that, in the reasonable opinion of the Underwriter, the Units could not be successfully marketed or which would be expected to have a significant adverse effect on the market price or value of the Units or the Common Shares;

(i)	the state of the financial markets in Canada is such that the Agency Units cannot, in the reasonable opinion of the Underwriter, be profitably marketed; or

(j)	the Corporation is in breach of a material term, condition or covenant of this Agreement or any representation, or warranty given by the Corporation in this Agreement is or becomes false in any material respect.

13. Exercise of Termination Right. If this Agreement is terminated by the Underwriter pursuant to paragraph 12, there shall be no further liability to the Corporation on the part of the Underwriter or of the Corporation to the Underwriter, except in respect of any liability which may have arisen or may thereafter arise under paragraphs 15, 16 and 17. The right of the Underwriter to terminate its obligations under this Agreement is in addition to such other remedies as it may have in respect of any default, act or failure to act of the Corporation in respect of any of the matters contemplated by this Agreement.

14. Survival of Representations and Warranties. All terms, warranties, representations, covenants and agreements herein contained or contained in any documents delivered pursuant to this Agreement and in connection with the transactions herein contemplated shall survive the purchase and sale of the Underwritten Units and will continue in full force and effect for the benefit of the Underwriter and/or the Corporation, as the case may be, regardless of any subsequent disposition of the Units, Common Shares or Warrants or any investigation by or on behalf of the Underwriter with respect thereto for a period ending on the later of: (i) the date that is two years following the Closing Date, and (ii) the latest date under Securities Laws in the Qualifying Jurisdictions (non-residents of Canada being deemed to be resident in the Province of Ontario for such purposes) that an action may be commenced or a right of rescission may be exercised with respect to a misrepresentation contained in the Final Prospectus or, if applicable, any Supplementary Material. The Underwriter will be entitled to rely on the representations and warranties of the Corporation contained in this Agreement or delivered pursuant to this Agreement notwithstanding any investigation which the Underwriter may undertake or which may be undertaken on the Underwriter’s behalf.

15. (a) Indemnity. The Corporation shall indemnify and save harmless the Underwriter and its respective directors, officers, employees, shareholders and agents (collectively, “Underwriter’s Personnel”), against all losses (other than loss of profits), claims, damages, liabilities, costs or expenses, whether joint or several, caused or incurred by reason of or in connection with any of the following:

(i)

any information or statement (except any information or statement relating solely to the Underwriter) contained in the Preliminary Prospectus or Final Prospectus, together with any and all amendments thereto required to be filed, or documents incorporated by reference therein (collectively, the

“Offering Documents”), which at the time and in light of the circumstances under which it was made contains or is alleged to contain a misrepresentation or any omission or any alleged omission to state therein any fact or information (except facts or information relating solely to the Underwriter) required to be stated therein or necessary to make any of the statements therein not misleading in light of the circumstances in which they are made;

(ii)	the omission or alleged omission to state in any certificate of the Corporation or of any officers of the Corporation delivered in connection with the Offering any material fact (except facts or information relating solely to the Underwriter) required to be stated therein where such omission or alleged omission constitutes or is alleged to constitute a misrepresentation;

(iii)	any order made or any inquiry, investigation or proceeding commenced or threatened by any securities regulatory authority, stock exchange or by any other competent authority, based upon any misrepresentation (as defined in the Securities Act (Ontario)) or alleged misrepresentation (except a misrepresentation relating solely to the Underwriter) in the Offering Documents (except any document or material delivered or filed solely by the Underwriter) based upon any failure or alleged failure to comply with Securities Laws (other than any failure or alleged failure to comply by the Underwriter) preventing and restricting the trading in or the sale of the Units, the Common Shares or the Warrants or any of them in the Qualifying Jurisdictions, any state of the United States or internationally;

(iv)	the non-compliance or alleged non-compliance by the Corporation with any requirement of Securities Laws, including the Corporation’s non-compliance with any statutory requirement to make any document available for inspection; or

(v)	a material breach of any representation, warranty or covenant of the Corporation contained in this Agreement or the failure of the Corporation to comply in all material respects with any of its obligations hereunder, and will reimburse the Underwriter promptly upon demand for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such losses, claims, damages, liabilities or actions in respect thereof, as incurred.

The Corporation shall not, without the prior written consent of the Underwriter, which shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Underwriter or any of the Underwriter’s Personnel are a party to such claim, action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Underwriter and the Underwriter’s Personnel from all liability arising out of such claim, action, suit or proceeding. Notwithstanding the foregoing, an indemnifying party shall not be liable for the settlement of any claim or action in respect of which indemnity may be sought hereunder effected without its written consent, which consent shall not be unreasonably withheld.

(b)	Notification of Claims. If any matter or thing contemplated by subparagraph 15(a) (any such matter or thing being referred to as a “Claim”) is asserted against any party in respect of which indemnification is or might reasonably be considered to be provided (an “Indemnified Party”), such Indemnified Party will notify the Corporation as soon as possible of the nature of such Claim (but the omission or delay so to notify the Corporation of any potential Claim shall not relieve the Corporation from any liability which it may have to any Indemnified Party and any omission or delay so to notify the Corporation of any actual claim shall affect the Corporation’s liability only to the extent that it is prejudiced by that omission or delay) and the Corporation shall be entitled (but not required) to participate in and, to the extent that it shall wish, to assume the defence of any suit brought to enforce such Claim; provided, however, that the defence shall be conducted through legal counsel acceptable to the Indemnified Party, acting reasonably, and that no settlement of any such Claim may be made by the Corporation or the Indemnified Party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, and the Corporation shall not be liable for any settlement of any such Claim unless it has consented in writing to such settlement.

(c)	Right of Indemnity in Favour of Others. With respect to any Indemnified Party who is not a party to this Agreement, the Underwriter shall obtain and hold the rights and benefits of this paragraph 15 and paragraph 16 in trust for and on behalf of such Indemnified Party.

(d)	Retaining Counsel. In any such Claim, the Indemnified Party shall have the right to retain other counsel to act on his or its behalf and to participate in the defence thereof, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless: (i) the Corporation and the Indemnified Party shall have mutually agreed to the retention of the other counsel; (ii) the Corporation fails to assume the defence of such Claim on behalf of the Indemnified Party within a reasonable time of receiving written notice to assume the defence of such Claim; or (iii) the named parties to any such Claim (including any added third party) include both the Indemnified Party and the Corporation and the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel for the Corporation is inappropriate as a result of potential or actual differing interests of those represented; in each of which cases the Corporation shall not have the right to assume the defence of such Claim on behalf of the Indemnified Party but the Corporation shall be liable to pay the reasonable fees and disbursements of counsel to the Indemnified Party.

(e)	Applicability. The foregoing indemnity shall cease to apply if and to the extent that a court of competent jurisdiction in a final judgment that has become non-applicable shall determine that such losses, expenses, claims, damages or liabilities to which the Indemnified Party may be subject were caused by the negligence, wilful misconduct or bad faith of the Indemnified Party.

16. (a) Contribution. In order to provide for a just and equitable contribution in circumstances in which the indemnity provided in paragraph 15 would otherwise be available in accordance with its terms but is, for any reason, held to be unavailable to or unenforceable by the Underwriter or enforceable otherwise than in accordance with its terms, the Corporation and the Underwriter shall contribute to the aggregate of all claims, expenses, costs and liabilities (including any legal expenses reasonably incurred by the Indemnified Party in connection with any claim which is the subject of this section) and all losses (other than loss of profits) of a nature contemplated in paragraph 15 in such proportions so that the Underwriter is responsible for the portion represented by the percentage that the aggregate fee payable by the Corporation to the Underwriter bears to the aggregate purchase price of the Units and the Corporation is responsible for the balance. The Underwriter shall not in any event be liable to contribute, in the aggregate, any amounts in excess of such aggregate fee or any portion of such fee actually received. However, no party who has been engaged in any fraud, wilful misconduct or negligence shall be entitled to claim contribution from any person who has not also been so determined to have engaged in such fraud, wilful misconduct or negligence. The Corporation hereby waives all rights which it may have by statute or common law to recover contribution from the Underwriter in respect of losses, claims, costs, damages, expenses or liabilities which any of them may suffer or incur directly or indirectly (in this paragraph, “losses”) by reason of or in consequence of a document containing a misrepresentation; provided, however, that such waiver shall not apply in respect of losses by reason of or in consequence of any misrepresentation which is based upon or results from information or statements furnished by or relating solely to the Underwriter.

(b)	Right of Contribution in Addition to Other Rights. The rights to contribution provided in this paragraph 16 shall be in addition to and not in derogation of any other right to contribution which the Underwriter may have by statute or otherwise at law.

(c)	Calculation of Contribution. In the event that the Corporation may be held to be entitled to contribution from the Underwriter under the provisions of any statute or at law, the Corporation shall be limited to contribution in an amount not exceeding the lesser of:

(i)	the portion of the full amount of the loss or liability giving rise to such contribution for which the Underwriter is responsible, as determined in subparagraph 16(a) or (b) above, as the case may be; and

(ii)	the amount of the aggregate fee actually received by the Underwriter from the Corporation under this Agreement,

and the Underwriter shall in no event be liable to contribute any amount in excess of the Underwriter underwriting fee actually received from the Corporation under this Agreement.

(d)	Notice. If the Underwriter has reason to believe that a claim for contribution may arise, it shall give the Corporation notice of such claim in writing, as soon as reasonably possible, but failure to notify the Corporation shall not relieve the Corporation of any obligation which it may have to the Underwriter under this paragraph.

17. Expenses. The Corporation shall pay all expenses and fees in connection with the offering of Units contemplated by this Agreement, including, without limitation, all expenses of or incidental to the issue, sale or distribution of the Units and all expenses of or incidental to all other matters in connection with the transaction set out in this Agreement, including, without limitation, the fees and expenses payable in connection with the distribution of the Units, the fees and expenses of the Corporation’s counsel and of local counsel to the Corporation, the reasonable fees and expenses of the auditors and the transfer agent for the Common Shares, and all costs incurred in connection with the preparation and printing of the Offering Documents and certificates representing the Underwritten Units and the Agency Units. The Corporation shall be responsible for the reasonable fees and disbursements of the Underwriter’s counsel (up to a maximum of CAD$75,000 (not including disbursements and taxes)).

18. Advertisements. The Corporation acknowledges that the Underwriter shall have the right, subject always to this Agreement, at its own expense, subject to the prior consent of the Corporation, such consent not to be unreasonably withheld, to place such advertisement or advertisements relating to the sale of the Units contemplated herein as the Underwriter may consider desirable or appropriate and as may be permitted by applicable law. The Corporation and the Underwriter each agree that they will not make or publish any advertisement in any media whatsoever relating to, or otherwise publicize, the transaction provided for herein so as to result in any exemption from the prospectus and registration or other similar requirements under applicable securities legislation in any of the provinces of Canada or any other jurisdiction in which the Units shall be offered and sold being unavailable in respect of the sale of the Units to prospective purchasers.

19. Notices. Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a “notice”) shall be in writing addressed as follows:

(a)	If to the Corporation, to:

Adherex Technologies Inc.

4620 Creekstone Drive, Suite 200

Durham, NC 27703

Fax: (919) 484-8001

Attention: Scott Murray, Vice President, General Counsel and Secretary

with a copy (for information purposes only and not constituting notice) to:

LaBarge Weinstein Professional Corporation

515 Legget Drive, Suite 800

Kanata, Ontario

K2K 3G4

Fax: (613) 599-0018

Attention: Randy Taylor

(b)	to the Underwriter, to:

Versant Partner Inc.

1350 Sherbrooke St. West

12th Floor

Montreal, Quebec H3B 1J1

Fax: (514) 845-4437

Attention: William Murray

with a copy (for information purposes only and not constituting notice) to:

Heenan Blaikie LLP

Suite 2600, South Tower

Royal Bank Plaza

200 Bay Street

Toronto, Ontario M5J 2J4

Fax: 1-866-285-9466

Attention: Sonia Yung

and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if delivered, or one hour after being telecopied and receipt confirmed during normal business hours, as the case may be. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address or telecopier number.

20. Time of the Essence. Time shall, in all respects, be of the essence hereof.

21. U.S. Dollars. All references herein to dollar amounts are to lawful money of the United States, unless otherwise specified.

22. Headings. The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

23. Singular and Plural, etc. Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

24. Entire Agreement. This Agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings,. This Agreement may be amended or modified in any respect by written instrument only.

25. Severability. If one or more provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

26. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each of the Corporation and the Underwriter irrevocably agrees that the courts of the Province of Ontario shall have non-exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement and the transactions contemplated hereby (“Proceedings”) and, for these purposes, each of them irrevocably submits to the jurisdiction of the Ontario courts and waives (and irrevocably agrees not to raise) any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in any Ontario court shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

27. Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Corporation and the Underwriter and their respective successors and permitted assigns.

28. Further Assurances. Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

29. Effective Date. This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

30. Counterparts and Facsimile Copies. This Agreement may be executed in any number of counterparts and by facsimile, which taken together shall form one and the same agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

If the Corporation is in agreement with the foregoing terms and conditions, please so indicate by executing a copy of this Agreement where indicated below and delivering the same to the Underwriter.

Yours very truly,

VERSANT PARTNERS INC.

Per:
Authorized Signing Officer

The foregoing is hereby accepted on the terms and conditions therein set forth.

DATED as of the 19 day of January, 2007.

ADHEREX TECHNOLOGIES INC.

Per:
Authorized Signing Officer

Exhibit 1.1

SCHEDULE “A”

UNITED STATES OFFERS AND SALES

As used in this Schedule “A” and related appendices, capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Underwriting and Agency Agreement to which this Schedule “A” is annexed and the following terms shall have the meanings indicated:

(a)	“Accredited Investor” means those “accredited investors” specified in Rule 501 of Regulation D;

(b)	“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Units and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Units;

(c)	“Foreign Issuer” shall have the meaning ascribed thereto in Regulation S. Without limiting the foregoing, but for greater clarity, it means any issuer which is (a) the government of any country other than the United States, of any political subdivision thereof or a national of any country other than the United States; or (b) a corporation or other organization incorporated under the laws of any country other than the United States, except an issuer meeting the following conditions: (1) more than 50 percent of the outstanding voting securities of such issuer are held of record either directly or indirectly by residents of the United States; and (2) any of the following: (i) the majority of the executive officers or directors are United States citizens or residents, (ii) more than 50 percent of the assets of the issuer are located in the United States, or (iii) the business of the issuer is administered principally in the United States;

(d)	“General Solicitation” and “General Advertising” means “general solicitation” and “general advertising”, respectively, as used under Rule 502(c) under the U.S. Securities Act, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or the internet, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising or in any other manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act;

(e)	“Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

(f)	“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

(g)	“SEC” means the United States Securities and Exchange Commission;

(h)	“Substantial U.S. Market Interest” means “substantial U.S. market interest” as that term is defined in Regulation S; and

(i)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

Representations, Warranties and Covenants of the Underwriter

Each of the Underwriter and its respective U.S. Affiliate acknowledges that the Units have not been and will not be registered under the U.S. Securities Act and may be offered and sold only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act and state securities laws. Accordingly, each of the Underwriter and the U.S. Affiliates represents, warrants and covenants to the Corporation that:

1.	It has not offered and sold, and will not offer and sell, any Units except (a) in an offshore transaction in accordance with Rule 903 of Regulation S or (b) in the United States as provided in paragraphs 2 through 10 below. Accordingly, neither the Underwriter nor its U.S. Affiliate nor any persons acting on its behalf has engaged or will engage in any Directed Selling Efforts in the United States with respect to the Units.

2.	It has not entered and will not enter into any contractual arrangement with respect to the distribution of the Units, except with its affiliates, any selling group members or with the prior written consent of the Corporation. It shall require each selling group member to agree, for the benefit of the Corporation, to comply with, and shall use its best efforts to ensure that each selling group member complies with, the provisions of this Schedule “A” applicable to the Underwriter as if such provisions applied to such selling group member.

3.	All offers and sales of Units in the United States shall be or have been made through a U.S. Affiliate in compliance with all applicable U.S. broker-dealer requirements.

4.	In connection with offers and sales of Units in the United States no form of General Solicitation or General Advertising shall be or has been used.

5.	Any offer, sale or solicitation of an offer to buy Units that has been made or will be made in the United States was or will be made only to Accredited Investors in transactions that are exempt from registration under the U.S. Securities Act and applicable state securities laws.

6.	Each offeree in the United States shall be provided, prior to time of purchase of any Units, with a copy of the U.S. Memorandum attached to a copy of the Final Prospectus and no other written material will be used in connection with the offer or sale of the Units in the United States.

7.	It will offer the Units in the United States only to offerees with respect to which it has a pre-existing relationship and has reasonable grounds to believe that each offeree is an Accredited Investor.

8.	Prior to any sale of Units in the United States or to a person offered Units in the United States, it shall cause each such U.S. purchaser thereof to execute a Purchaser’s Letter in the form attached hereto as Appendix I.

9.	At least one business day prior to the Closing Time, the transfer agent will be provided with a list of all purchasers of the Units in the United States.

10.	At closing, Versant Partners Inc. and its U.S. Affiliate, will provide a certificate, substantially in the form of Appendix II, relating to the manner of the offer and sale of the Units in the United States.

Representations, Warranties and Covenants of the Corporation

The Corporation represents, warrants, covenants and agrees that:

1.	The Corporation is a Foreign Issuer with no Substantial U.S. Market Interest in the Units.

2.	The Corporation is not, and as a result of the sale of the Units contemplated hereby will not be, required to register as an “investment company” pursuant to the United States Investment Company Act of 1940, as amended.

3.	Except with respect to offers and sales to Accredited Investors in reliance upon an exemption from registration under the U.S. Securities Act, neither the Corporation nor any of its affiliates, nor any person acting on its or their behalf, has made or will make: (A) any offer to sell, or any solicitation of an offer to buy, any Units to a person in the United States; or (B) any sale of Units unless, at the time the buy order was or will have been originated, the purchaser is (i) outside the United States or (ii) the Corporation, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States.

4.	Neither it nor any of its affiliates, nor any person acting on its or their behalf (other than the Underwriter, its affiliates and any person acting on its or their behalf, as to which no representation is made), has made or will make any Directed Selling Efforts in the United States with respect to the Units, or has taken or will take any action that would cause the applicable exemptions and exclusions from the registration requirements of the U.S. Securities Act to be unavailable for offers and sales of the Units pursuant to this Agreement.

5.	None of the Corporation, any of its affiliates or any person acting on its or their behalf (other than the Underwriter, their affiliates and any person acting on their behalf, as to which no representation is made) have engaged or will engage in any form of General Solicitation or General Advertising with respect to offers or sales of the Units in the United States.

6.	Except with respect to the offer and sale of the Units offered hereby, neither the Corporation nor any person acting on behalf of the Corporation has, within six months prior to the date hereof, sold, offered for sale or solicited any offer to buy any of the Corporation’s securities of the same or similar class to that of the Units in the United States.

7.	For as long as any of the Units are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act, and if the Corporation is not subject to and in compliance with the reporting requirements of Section 13 or Section 15(d) of the U.S. Exchange Act or exempt from such reporting requirements pursuant to Rule 12g3-2(b) thereunder, the Corporation will provide to any holder of such Units, or to any prospective purchaser of such Units designated by such holder, upon the request of such holder or prospectus purchaser, at or prior to the time of resale, the information required to be provided by Rule 144A(d)(4) under the U.S. Securities Act.

Exhibit 1.1

APPENDIX I TO SCHEDULE “A”

FORM OF U.S. PURCHASER’S LETTER

Adherex Technologies Inc.

4620 Creekstone Drive, Suite 200

Durham, NC 27703

Versant Partners USA, Inc.

c/o Versant Partners Inc.

1350 Sherbrooke St. West

12th Floor

Montreal, Quebec H3B 1J1

Re:	Purchase of Units of Adherex Technologies Inc.

Ladies and Gentlemen:

In connection with its agreement to purchase units (“Units”) of Adherex Technologies Inc. (the “Corporation”), each such unit consisting of one common share of the Corporation (the “Common Shares”) and one-half of a warrant (the “Warrants”) to purchase a Common Share of the Corporation, the undersigned represents, warrants and covenants to you as follows:

(1)	it is authorized to consummate the purchase of the Units;

(2)	it understands that the Units have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any applicable state securities laws and that the offer and sale of Units to it is being made in reliance on an exemption to “Accredited Investors” (as such term is defined in Regulation D of the U.S. Securities Act);

(3)	it has received a copy, for its information only, of the U.S. offering memorandum, into which the Canadian Final Short Form Prospectus is incorporated by reference, relating to the offering in the United States of the Units and it has had access to such additional information, if any, concerning the Corporation as it has considered necessary in connection with its investment decision to acquire the Units;

(4)	it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Units and is able to bear the economic risks of such investment;

(5)	it is an Accredited Investor or, if the Units are to be purchased for one or more accounts (“investor accounts”) for which it is acting as a fiduciary or agent, each such investor account is an Accredited Investor;

(6)	it is acquiring the Units for its own account or for one or more investor accounts for which it is acting as fiduciary or agent, in each case for investment, and not with a view to any resale, distribution or other disposition of any portion of the Units in violation of United States securities laws or applicable state securities laws;

(7)	it acknowledges that it has not purchased the Units as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the U.S. Securities Act), including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over radio, television or the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(8)	it agrees that if it decides to offer, sell or otherwise transfer any of the Common Shares or Warrants, such Common Shares or Warrants may be offered, sold or otherwise transferred, directly or indirectly, only, (i) to the Corporation, (ii) outside the United States in accordance with Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations; (iii) within the United States in accordance with (A) Rule 144A under the U.S. Securities Act (“Rule 144A”) to a person the seller reasonably believes is a Qualified Institutional Buyer (as defined in Rule 144A under the U.S. Securities Act), that is purchasing for its own account or for the account of a Qualified Institutional Buyer and to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (B) the exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder, if applicable, and in compliance with any applicable state securities laws; or (iv) in another transaction that does not require registration under the U.S. Securities Act or any applicable state securities laws after, in the case of proposed transfers pursuant to clauses (iii) or (iv), providing a legal opinion satisfactory to the Corporation to the effect that the proposed transfer may be effected without registration under the U.S. Securities Act or state securities laws;

(9)	it understands and acknowledges that upon the original issuance of the Units and until such time as the same is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws, certificates representing the Common Shares and Warrants and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO ADHEREX TECHNOLOGIES INC. (THE “COMPANY”), (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH (1) THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER, (2) THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, OR (3) ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND IN EACH CASE, IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD

DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. PROVIDED THAT THE COMPANY IS A “FOREIGN ISSUER” WITHIN THE MEANING OF REGULATION S AT THE TIME OF SALE, A NEW CERTIFICATE BEARING NO LEGEND MAY BE OBTAINED FROM THE REGISTRAR AND TRANSFER AGENT OF THE COMPANY UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE COMPANY’S REGISTRAR AND TRANSFER AGENT AND THE COMPANY, TO THE EFFECT THAT SUCH SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.”;

provided, that if Common Shares are being sold under paragraph (8)(ii) above, and provided that the Corporation is a “foreign issuer” (within the meaning of Regulation S under the U.S. Securities Act) at the time of sale, any such legend may be removed from the Common Shares by providing a declaration to Computershare Investor Services Inc., as registrar and transfer agent for the Common Shares, in either case to the effect set forth in Annex A hereto (or as the Corporation may prescribe from time to time); and provided further, that, if any such securities are being sold under paragraph (8)(iii) above, the legend may be removed by delivery to Computershare Investor Services Inc. and the Corporation of an opinion of counsel, of recognized standing reasonably satisfactory to the Corporation, to the effect that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws;

(10)	it consents to the Corporation making a notation on its records or giving instructions to any transfer agent of the Common Shares or Warrants in order to implement the restrictions on transfer set forth and described herein;

(11)	it understands and acknowledges that the Corporation is not obligated to file and has no present intention of filing with the U.S. Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Common Shares or Warrants in the United States;

(12)	it understands and acknowledges that the Corporation is not obligated to remain a “foreign issuer” within the meaning of Regulation S under the U.S. Securities Act;

(13)	if required by applicable securities legislation, regulatory policy or order or by any securities commission, stock exchange or other regulatory authority, it will execute, deliver and file and otherwise assist the Corporation in filing reports, questionnaires, undertakings and other documents with respect to the issue of the Units; and

(14)	it understands and acknowledges that it is making the representations and warranties and agreements contained herein with the intent that they may be relied upon by the Corporation, the underwriter and its U.S. Affiliate in determining its eligibility to purchase the Units.

By this letter the undersigned represents and warrants that the foregoing representations and warranties are true at the closing of the purchase of the Units with the same force and effect as if they had been made by it at such closing and that they shall survive the purchase by it of the Units and shall continue in full force and effect notwithstanding any subsequent disposition by the undersigned of Common Shares and/or the Warrants.

You are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Registration of the certificates representing the Common Shares and Warrants should be made as follows (if space is insufficient, attach a list):

Name:
Address:

Number of Units Purchased:
Total Purchase Price:

A certified cheque or bank draft in the amount set forth above accompanies this letter or other acceptable payment arrangements have been made.

The certificates representing the securities underlying the Units should:

* ☐	be mailed by registered mail to the registered holder(s) at the address set forth in the prior paragraph; or

* ☐	be made available to be picked up at the principal office of the Corporation’s Registrar and Transfer Agent in the City of Toronto, Ontario.

*Please check one box, failing which such certificate will be mailed by registered mail to the registered holder(s) as described above.

Dated:

By:
Name:
Title:

Exhibit 1.1

ANNEX A

FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO:	COMPUTERSHARE INVESTOR SERVICES INC.

as registrar and transfer agent

for Common Shares of

ADHEREX TECHNOLOGIES INC.

The undersigned (a) acknowledges that the sale of the securities of ADHEREX TECHNOLOGIES INC. (the “Corporation”) to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and (b) certifies that (1) the undersigned is not an affiliate of the Corporation (as that term is defined in Rule 405 under the U.S. Securities Act), (2) the offer of such securities was not made to a person in the United States and either (A) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (B) the transaction was executed in, on or through the facilities of the applicable Canadian stock exchanges designated in Regulation S or any other Designated Offshore Securities Market as defined in Regulation S under the U.S. Securities Act and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, (3) neither the seller nor any affiliate of the seller nor any person acting on any of their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities, (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act), (5) the seller does not intend to replace the securities sold in reliance on Rule 904 of Regulation S with fungible unrestricted securities and (6) the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S under the U.S. Securities Act, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Dated:
Name of Seller

By:
Name:
Title:

Exhibit 1.1

APPENDIX II

TO SCHEDULE “A”

UNDERWRITER’S CERTIFICATE

In connection with the exempt offering in the United States of units (the “Units”) of Adherex Technologies Inc. (the “Corporation”), with U.S. accredited investors (the “U.S. Purchasers”) pursuant to U.S. Purchaser’s Letters dated as of •, 2007 and pursuant to an underwriting and agency agreement (the “Underwriting Agreement”) dated •, 2007 between the Corporation and the underwriter named therein, the undersigned, Versant Partners Inc. (“Versant”), and Versant Partners USA, Inc., the U.S. registered broker-dealer affiliate of Versant, on behalf of itself, hereby certify as follows:

(i)	each U.S. Affiliate of the Underwriter is a duly registered broker or dealer with the United States Securities and Exchange Commission and is a member of and is in good standing with the National Association of Securities Dealers, Inc. on the date hereof;

(ii)	all offers and sales of Units in the United States were made only through the U.S. Affiliates and to “Accredited Investors” (as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (“Regulation D”)) and have been effected in accordance with all applicable U.S. broker-dealer requirements;

(iii)	each offeree was provided with a copy of the U.S. memorandum (the “U.S. Memorandum”), including the Canadian final short form prospectus relating to the offering of the Units and no other written material was used in connection with the offer and sale of Units in the United States;

(iv)	immediately prior to transmitting the U.S. Memorandum, including the Canadian final short form prospectus relating to the offering of the Units to such offerees, we had reasonable grounds to believe and did believe that each offeree was an “Accredited Investor”, and, on the date hereof, we continue to believe that each U.S. Purchaser purchasing Units from us is an Accredited Investor;

(v)	no form of general solicitation or general advertising (as those terms are used in Regulation D) was used by us, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Units in the United States;

(vi)	the offering of the Units in the United States has been conducted by us in accordance with the terms of the Underwriting Agreement; and

(vii)	prior to any sale of Units in the United States or to a person who was offered Units in the United States we caused each U.S. Purchaser to execute a U.S. Purchaser’s Letter in the form of Appendix I to Schedule “A” to the Underwriting Agreement.

Terms used in this certificate have the meanings given to them in the Underwriting Agreement unless otherwise defined herein.

Dated this      day of             , 2007.

VERSANT PARTNERS INC.	VERSANT PARTNERS USA, INC.

By:	By:
Name:	Name:
Title:	Title:

Schedule “B” to Underwriting and Agency Agreement

January 19, 2007